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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 29, 2001
                                                         ----------------



                          U.S. OFFICE PRODUCTS COMPANY
                          ----------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



       1025 THOMAS JEFFERSON ST., N.W., SUITE 600E, WASHINGTON D.C. 20007
       ------------------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)


        DELAWARE                     0-25372                  52-1906050
        --------                     -------                  ----------
(STATE OR OTHER JURISDICTION       (COMMISSION             (I.R.S. EMPLOYER
    OF INCORPORATION)              FILE NUMBER)           IDENTIFICATION NO)




       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (202) 339-6700
                                                           --------------


                                 NOT APPLICABLE
                                 --------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



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ITEM 5. OTHER EVENTS.

SALE OF OFFICE COFFEE BUSINESS TO VAN HOUTTE, INC.

     On February 22, 2001, US Office Products Company (the "Company") closed the sale of the majority of its office coffee business to Van Houtte, Inc., a coffee roaster and marketer headquartered in Montreal. The operations that were sold to Van Houtte are located in the Western United States, Canada, New England, Ohio and the Carolinas. These businesses had been operated as part of USRefresh, which is US Office Products' office coffee and vending services division. The Company will receive approximately $23.4 million for the sale, of which $19.9 million was paid at closing and approximately $500,000 will be released within 60 days subject to Van Houtte confirming the values of accounts receivable, inventory and prepaid expenses. An additional $1.75 million was withheld to pay the trade creditors of the sold businesses, and $2.5 million is being held in escrow for up to 24 months to secure potential claims, if any, under the terms of the sale agreements. USRefresh will continue to operate its vending and its remaining office coffee service businesses as a division of US Office Products.

SIXTH AMENDMENT TO THE BANK CREDIT AGREEMENT

     The Company and its bank lenders have amended the Company's current senior secured bank credit agreement (the "Credit Agreement"). This sixth amendment is dated as of January 29, 2001. The amendment provides the Company with additional time to negotiate and close asset sale transactions in order to reduce outstanding debt. The amendment will give the Company access to $20 million in additional liquidity, by permitting it to retain $10 million from the proceeds of each of (i) the Company's sale of the majority of its office coffee business to Van Houtte, Inc. and (ii) the Company's next asset sale. Pursuant to the amendment, The Chase Manhattan Bank ("Chase") also extended an additional $10 million revolving credit line (the "Bridge Loan") to the Company, which was available to the Company until the transaction with Van Houtte was completed. The Bridge Loan is discussed further below. The Company originally entered into the Credit Agreement on June 9, 1998. The Company and its banks previously amended the Credit Agreement on August 21, 1998, April 15, 1999, April 28, 2000, September 20, 2000 and December 7, 2000.

     The amendment waives all financial covenants relating to earnings contained in the credit agreement through June 1, 2001, provided that the Company negotiates and completes a sale of a business unit by March 15, 2001, and generates net cash proceeds from asset sales of at least $250 million by April 28, 2001. The sale to Van Houtte satisfies the first of these requirements.

     The amendment also provides for reductions in the Company's Bridge Loan, term loan, multi-draw and revolver facilities as the loans are repaid from asset sales. Proceeds from the Company's asset sales, except for the $10 million the Company is permitted to retain from each of the Van Houtte transaction and the next asset sale, will first be used to repay the Bridge Loan. After the Bridge Loan has been repaid, proceeds will be used to repay and permanently reduce the revolving credit loan (the "Revolver") to $130 million. Any additional proceeds will be used to proportionately permanently reduce all outstanding loans available under the Credit Agreement, including the remaining amount available under the Revolver.

BRIDGE LOAN

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     On February 2, 2001, the Company entered into the Bridge Loan with Chase.
This Bridge Loan provided for an additional $10 million revolving credit facility. The interest rate on the amount borrowed is equal to the prime rate plus 3%. The Company also paid a commitment fee of 1/2% per annum of the amount available under the Bridge Loan. The Bridge Loan will be permanently repaid with the net cash proceeds from any asset sale, other disposition or recovery event, prior to the repayment of any of the other Credit Agreement facilities.

     In accordance with the Bridge Loan, on February 2, 2001, the Company and its domestic subsidiaries entered into a Guarantee and Collateral Agreement (the "Senior Guarantee") in favor of The Chase Manhattan Bank. The Senior Guarantee grants Chase liens on substantially all of the Company's and subsidiaries' assets. Under this agreement and an intercreditor agreement, the guarantees and liens securing the Bridge Loan will rank prior to the guarantees and liens securing the Company's existing senior secured credit agreement.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

     This Current Report on Form 8-K includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding the impact of amendments to the Credit Agreement and of asset sales on the Company's future liquidity.

     A number of risks and uncertainties could cause actual results, events and developments to differ from expectations. These include: (1) competition, market conditions, turnover among employees, and the impact of the Company's high level of leverage on its ability to attract and retain customers and employees and to receive customary terms from vendors could adversely affect the Company's business, results, or cash flow and liquidity; and (2) the Company may not be able to negotiate agreements to sell assets on acceptable terms or to complete such sales within the time frame specified in the Credit Agreement. Please refer to the Company's Quarterly Report of Form 10-Q for the quarter ended October 28, 2000, as well as the Company's 2000 Annual Report of Form 10-K, as amended, and its other filings with the SEC for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.


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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             US OFFICE PRODUCTS COMPANY


     FEBRUARY 26, 2001                       By: /s/ Joseph T. Doyle
     -----------------                          ------------------------------
          Date                                  Joseph T. Doyle
                                                Executive Vice President and
                                                Chief Financial Officer